Exhibit 58

January 29, 2008

VIA FACSIMILE TRANSMISSION AND E-MAIL

Liberty Media Corporation
BDTV INC.
BDTV II INC.
BDTV III INC.
BDTV IV INC.
c/o Charles Y. Tanabe
Liberty Media Corporation
12300 Liberty Boulevard
Englewood, CO 80112
Facsimile No.: (720) 875-5382
Email: cyt@libertymedia.com

Gentlemen:

     Reference is made to Section 3 of the Joint Filing Agreement, dated as of August 19, 2005, by and among Liberty Media Corporation, a Delaware corporation, the undersigned, BDTV INC., a Delaware corporation, BDTV II INC., a Delaware corporation, BDTV III INC., a Delaware corporation, and BDTV IV INC., a Delaware corporation (the “Joint Filing Agreement”).

     Notice is hereby given, pursuant to Section 4 of the Joint Filing Agreement, that the Joint Filing Agreement is terminated, effective immediately.

BARRY DILLER

/s/ Barry Diller

cc: Frederick H. (“Buzz”) McGrath, Esq. Pamela S. Seymon, Esq.